Exhibit 99.(p)(7)

Condor Capital Management, Inc.

CODE OF ETHICS

TO: All persons associated with Condor Capital Management, Inc.

FROM: Kenneth P. Schapiro, President

DATE: December 1, 2004

RE: Code of Ethics Relating to:

(1) Prohibitions Against Insider Trading

(2) Personal Securities Transations

This Memorandum reaffirms our policies, procedures and obligations relating to:

(1) prohibitions against insider trading and (2) personal securities transactions.

INSIDER TRADING

SUMMARY

Section 204A of the Investment Advisers Act of 1940 requires that Condor Capital Management, Inc. (“Condor”) maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by Condor or any person associated with Condor, as that term is defined under the Investment Advisers Act of 1940 (the “Act”).

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Any improper trading or other misuse of material nonpublic information by any person associated with Condor (i.e. officer, director, employee, etc.) will constitute grounds for immediate dismissal.

POLICIES AND PROCEDURES

Trading on Material Non-Public Information

“Material” information is any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as (a) dividend increases or decreases, (b) earnings estimates, (c) changes in previously released earnings estimates, (d) significant new products or discoveries, (e) developments regarding major litigation by or against the company, (f) liquidity or solvency problems, (g) significant merger or acquisition proposals, or (h) similar major events which would be viewed as having materially altered the information available to the public regarding the company or the market for any of its securities. The foregoing is not intended to be an exhaustive list. “Nonpublic” information is information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

No employee of Condor who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from Mr. Kenneth P. Schapiro, President, who has been designated by Condor to handle such matters.

Disclosure of Material Nonpublic Information

No person associated with Condor, shall disclose material nonpublic information about a company or about the market for such that company’s securities: (a) to any person except to the extent necessary to carry out the legitimate business obligations of Condor, or (b) in circumstances in which the information is likely to be used for unlawful trading.

Questions about Condor’s Insider Trading Policy

While compliance with the law and with Condor’s policies and procedures described in this Memorandum is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to Mr. Kenneth P. Schapiro, President, who has been designated by Condor to respond to such questions.

Acknowledgments and Reminders

To insure that each person associated with Condor is familiar with Condor’s policies and procedures relative to prohibitions against insider trading, each person must sign the attached acknowledgment. In addition, as a reminder, Condor will circulate a copy of the policies and procedures to all current employees at least once a year.

Violations

Violations of Condor’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal.

PERSONAL SECURITIES TRANSACTIONS

SUMMARY

Rule 204 of the Act also requires that Condor maintain a record of securities transactions by it and its advisory representatives (i.e. any partner, officer, or director of Condor; any employee of Condor who makes, participates in making, or whose activities relate to making any recommendation; any employee of Condor who in the course of his/her duties obtains any information about securities recommendations prior to their effective dissemination, and as further defined under Rule 204 of the Act).

One purpose of the Rule is to provide Condor with information on “scalping” as well as potentially abusive “soft dollar” or brokerage practices. In addition, this requirement can help detect insider trading, “front-running” (i.e. personal trades executed prior to those of Condor’s clients) and other potentially abusive practices.

TRANSACTION RECORD

Each advisory representative of Condor must provide Condor with a written record of its personal securities transactions within ten (10) days of the end of each calendar quarter. The record must provide the following information:

. 1) Title and amount of the security involved;

2) .

Date and nature of the transaction (i.e. purchase, sale, or other acquisition or disposition);

 3) Price at which the transaction was effected; and

 4) Name of the broker, dealer, or bank through which the transaction was effected.

This record requirement may be satisfied by providing duplicate confirmation statements of all such transactions to Condor.

In the alternative, Condor may require that it will execute all personal securities transactions for its advisory representatives with a broker-dealer/custodian of Condor’s choosing.

EXCEPTIONS

The above reporting requirements do not apply to transactions effected in any account over which neither Condor nor the advisory representative has any direct or indirect influence or control or transactions in securities that are direct obligations of the United States. In addition, the SEC has taken the position that investment advisers need not maintain records of advisory representatives’ personal securities transactions in shares of open-end mutual funds or interests in variable insurance products.

INVESTMENT POLICY AND PROCEDURES

No advisory representative of Condor may effect for himself or herself or for his or her immediate family (i.e. spouse, minor children, and adults living in the same household as the officer, director, or employee, and trusts for which the employee serves as a trustee or in which the employee has a beneficial interest) (collectively “Covered Persons”) any transactions in a security which is being actively purchased or sold, or is being considered for purchase or sale, on behalf of any of Condor’s clients, unless in accordance with the following Firm Procedures.

Firm Procedures

In order to implement Condor’s Investment Policy, the following procedures have been put into place with respect to Condor and its Covered Persons:

(1)  If Condor is purchasing or considering for purchase any security on behalf of Condor’s client, no Covered Persons may transact in that security prior to the client purchase having been completed by Condor, or until a decision has been made not to purchase the security on behalf of the client; and

(2)  If Condor is selling or considering the sale of any security on behalf of Condor’s client, no Covered Persons may transact in that security prior to the sale on behalf of the client having been completed by Condor, or until a decision has been made not to sell the security on behalf of the client.

Exceptions

(1) This Investment Policy has been established recognizing that some securities being considered for purchase and sale on behalf of Condor’s clients trade in sufficiently broad markets to permit transactions by clients to be completed without any appreciable impact on the markets of the securities. Under certain circumstances, exceptions may be made to the policies stated above per the authorization of Kenneth P. Schapiro, who has been designated by Condor to address any prospective exceptions. Records of these trades, including the reason(s) for the exceptions, will be maintained with Condor’s records; and

(2) Open-end mutual funds and/or the investment subdivisions which may comprise a variable insurance product are purchased or redeemed at a fixed net asset value price per share specific to the date of purchase or redemption. As such, transactions in open-end mutual funds and/or variable insurance products by Covered Persons are not likely to have an impact on the prices of the fund shares in which clients invest, and are therefore not prohibited by Condor’s Investment Policy.

RESTRICTED SECURITIES (to the extent applicable)

Certain of Condor’s clients may be publicly traded companies (and/or senior executive officers and/or management of publicly traded companies), a current list of which publicly traded companies (to the extent applicable) is annexed hereto and made a part hereof as Schedule “A”  (the “Restricted Securities”) In addition to complying with the above Investment Policies and Procedures, each person associated with Condor is prohibited from purchasing any of the Restricted Securities for as long as the publicly traded company (and/or its senior executive officer) is a client of Condor, unless expressly approved in advance by Kenneth P. Schapiro, President. Schedule “A” shall be updated quarterly, and each person associated with Condor shall be required to acknowledge ongoing compliance relative to the Restricted Securities on a quarterly basis. Failure to comply with this policy shall be cause for immediate dismissal from the firm.

RULE 17j-1 AMENDMENTS (Effective 10/29/99)

The SEC adopted amendments to Rule 17j-1 effective October 29,1999, pursuant to which registered investment advisers to investment companies must comply with the reporting requirements made reference to in the amended Rule 17j-1, including but not limited to: (1) Initial Holdings Report - each Access Person, within 10 days of becoming an Access Person, must submit an initial holdings report; (2) Annual Holdings Report - pursuant to which information on initial holdings must be updated annually; (3) Quarterly Transaction Report - Rule 17j-1 continues to require Access Persons to file a quarterly transaction report within 10 days after the close of each calendar quarter, together with certain new informational requirements; (4) Initial Public Offerings and Limited Offerings - requiring prior approval for a direct or indirect investment in an initial public offering or limited offering; and (5) other clarifications, record keeping requirements, etc. A copy of the amended Rule 17j-1 is annexed hereto and made a part hereof on Schedule “B”, together with a copy of a November 1999 article entitled “SEC Code of Ethics, Personal Trading Amendments” which discusses the amended Rule requirements in detail. The Condor Compliance Officer or his/her designee shall remain responsible for maintaining compliance with the amended Rule 17j-1 requirements on behalf of Condor and each Access Person.

SCHEDULE “A”

CONDOR CAPITAL MANAGEMENT, INC.

For the quarter beginning October 1, 2004 and ending December 31, 2004, the following is a list of Condor Capital Management, Inc. Restricted Securities, the purchase or sale of any of which Restricted Securities is prohibited by all persons associated with Condor Capital Management, Inc. unless such purchase and/or sale is made in compliance with Condor Capital Management, Inc.’s Personal Securities Transactions policies:

NO CURRENT RESTRICTED SECURITIES

RESTRICTED SECURITIES QUARTERLY ACKNOWLEDGMENT

I hereby confirm my ongoing compliance with Condor Capital Management, Inc.’s policy relative to the above Restricted Securities. I understand that my failure to comply with this policy shall be cause for my immediate dismissal from the firm. I further confirm that I have not engaged in any purchase and/or sale of any security contained within the list of Restricted Securities for the previous quarter ended unless in compliance with Condor Capital Management, Inc.’s Personal Securities Transactions policies, and will not do so relative to the securities contained in the above list of Restricted Securities unless any such purchase and/or sale is likewise made in compliance with Condor Capital Management, Inc.’s Personal Securities Transactions policies, a copy of which Personal Securities Transactions policies I have received, read and understand.

Dated:

Signature:

Print Name:

QUARTERLY ACKNOWLEDGMENT

I,                                                                               (print name), have received, read, understand, and will comply with the policies and procedures of Condor Capital Management, Inc. relative to: (1) prohibitions against insider trading, and (2) personal securities transactions, as set forth in the annexed Memorandum. I further understand that should I ever have any questions regarding these policies and procedures, I will immediately address them with Mr. Kenneth P. Schapiro, President, of Condor Capital Management, Inc.

I also reconfirm my acknowledgment of, and obligation for, ongoing compliance with Condor Capital Management, Inc.’s policies and procedures relative to prohibitions against insider trading and personal securities transactions, including transactions in any securities which the Company has advised are restricted (Restricted Securities). I understand that my failure to comply with these policies shall be cause for my immediate dismissal from Condor Capital Management, Inc.

Dated:

Signature:

Print Name: